Exhibit 10.2

Aldexa Therapeutics, Inc.

15 New England Executive Park

Burlington MA 01803

Todd C. Brady

57 Rolling Hill Road

Skillman, NJ 08558

August 1, 2013

Dear Todd,

On behalf of Aldexa Therapeutics, Inc. (“Aldexa” or the “Company”), we are very pleased to provide you with a summary of the terms and conditions of your continued employment by Aldexa. The following sets forth the updated terms and conditions of your employment.

1. Position. Your position will continue to be President and Chief Executive Officer. As an Aldexa employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

2. Nature of Relationship. You will be expected to continue to devote all of your working time to the performance of your duties at Aldexa throughout your employment. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Aldexa is at-will employment which may be terminated by you or Aldexa at any time for any reason with or without advance notice.

3. Compensation and Benefits. Your base pay shall continue at a rate of $28,333.33, payable monthly ($340,000 on an annualized basis) minus customary deductions for federal and state taxes and the like. Assuming you are still employed by Aldexa, you will also be eligible to receive a cash bonus of 30% of your annual salary at the end of Aldexa’s fiscal year. The award shall be determined at the sole discretion of the Board of Directors, and the bonus will be based on your job performance and the overall financial performance of Aldexa. Any bonus will be paid within 15 days following the end of Aldexa’s fiscal year.

In addition to your compensation, you may take advantage of various benefits, including vacation, offered by Aldexa. Aldexa offers vacation pay for four weeks annually. All benefits, of course, may be modified or changed from time to time at the sole discretion of Aldexa, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical and dental insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable formal plan document.

4. Severance Benefits.

(A) General. Following a Qualified Financing, subject to the approval of the Board in its sole discretion (the “Post Financing Board Approval”), you may be eligible for the benefits described in this Section 4 if you are subject to an Involuntary Termination. However, this Section 4 will not apply unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 4.

(B) Salary Continuation. If following the Post Financing Board Approval you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of up to twelve (12) months (as determined by the Board) after your Separation (the “Continuation Period”). Your base salary will be paid, if at all, at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments, if any, will commence within 60 days after your Separation and, once any payments commence, will include any unpaid amounts accrued from the date of your Separation (such commencement date, the “Payment Commencement Date”). However, if the 60-day period described in the preceding sentence spans two calendar years, then any payments will in any event begin in the second calendar year.

(C) Bonus Payment. If following the Post Financing Board Approval, if any, you are subject to an Involuntary Termination, then the Company shall pay you an amount equal to a pro rata portion of your target annual bonus based on the length of the Continuation Period. Such amount shall be payable in a lump sum on the Company’s next regularly scheduled payroll that occurs following the Payment Commencement Date.

5. Equity. In addition to your prior equity holdings, the Board of Directors has recently approved an equity grant to you of 4% fully diluted stock, with additional 1% to vest if the investors recoup all investment during Series B. The vesting schedule for the 4% fully diluted options is 25% after one year and the remainder monthly over three years thereafter. Vesting commenced on April 15, 2013. The exercise price of the options will be equal to the fair market value of the Company’s common stock, which will be determined at the date of the grants. An option agreement that provides more detail on this benefit will be made available to you.

6. Your Certifications To Aldexa. As a condition of your employment:

You hereby continue to certify to Aldexa that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for Aldexa. You further hereby certify that your signing this letter with Aldexa does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound.

7. Eligibility to Work. Your employment with Aldexa is conditioned on your eligibility to work in the United States. Upon signing this letter agreement, you must complete an I-9 Form and provide Aldexa with any of the accepted forms of identification specified on the I-9 Form.

8. Confidentiality, Non-Competition and Work Product. Like all Aldexa employees, you were required to sign and return an agreement relating to confidentiality, non-competition and work product on or before your first day of work, as a condition of your employment (the “Confidentiality and Non-competition Agreement”). A copy of the Confidentiality and Non-Competition Agreement is enclosed for your consideration.

9. Tax Matters.

(A) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(B) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payments under Section 4(B) and Section 4(C) are hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the payments under Section 4(B) and Section 4(C) (if any), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (a) expiration of the six-month period measured from your Separation or (b) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(C) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Involuntary Termination” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

“Qualified Financing” means a bona-fide equity financing of the Company occurring after the date hereof in which the Company receives in a single transaction gross proceeds (excluding the amount of any proceeds as a result of the conversion of indebtedness) of at least $1,000,000. Notwithstanding the foregoing, for the purposes hereof, any proceeds received by the Company as a result of the sale of shares of the Company’s Series B Preferred Stock pursuant to that certain Series B Preferred Stock and Warrant Purchase Agreement, dated as of December 20, 2012 shall not be deemed a Qualified Financing regardless of the amount of such proceeds.

11. Miscellaneous. This letter, along with the Confidentiality and Non-competition Agreement, constitutes the terms and conditions of your employment with Aldexa. It supersedes any prior agreements (other than the Confidentiality and Non-competition Agreement), or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall continue to be governed by the laws of the Commonwealth of Massachusetts. By accepting this letter, you agree that any controversy, dispute or claim arising out of any aspect of your employment with Aldexa, or any separation of employment (whether voluntary or involuntary) from Aldexa (other than a controversy, dispute or claim arising under paragraph 6 which, at the election of Aldexa, may be resolved in a court of competent jurisdiction in the Commonwealth of Massachusetts by a judge alone, you having hereby waived and renounced your right, if any, to a trial before a civil jury), shall be settled by final and binding arbitration to be conducted in the Commonwealth of Massachusetts pursuant to the national rules of the American Arbitration Association then in effect for the resolution of employment disputes.

Please indicate acceptance of these updated terms of employment and the other terms and conditions hereof by signing, dating and enclosing the enclosed additional copy of this letter on or before the close of business on August 10, 2013. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein.

We look forward to your continued service to Aldexa as we develop treatments for unmet medical needs.

Very truly yours,

ALDEXA THERAPEUTICS, INC.

By:	/s/ Scott L. Young

Scott L. Young.

Chief Operating Officer

Agreed to and Acknowledged:

/s/ Todd C. Brady

Todd C. Brady

8/9/13
Date